Filed by Horizon Bancorp pursuant to
Rule 425 under the Securities Act of 1933
Subject Company: Horizon Bancorp
Commission File No. 000-10792

Date: February 5, 2016

FOR IMMEDIATE RELEASE

Horizon Bancorp and Kosciusko Financial, Inc.
Announce the Signing of a Merger Agreement

Michigan City, IN and Mentone, IN (February 5, 2016) – Horizon Bancorp (NASDAQ GS: HBNC, “Horizon”) and Kosciusko Financial, Inc. (Privately Held “Kosciusko”), today announced they have executed a definitive agreement whereby Horizon will acquire Kosciusko and its wholly-owned subsidiary, Farmers State Bank, an Indiana state chartered bank, through a stock and cash merger.

Under the terms of the merger agreement, shareholders of Kosciusko will have the option to receive $81.75 per share in cash or 3.0122 shares of Horizon common stock for each share of Kosciusko’s common stock or a combination thereof, provided the overall shares exchanged consist of 65% stock and 35% cash. Based upon the February 3, 2016, closing price of $23.99 per share of Horizon common stock, the transaction has an implied valuation of approximately $22.5 million.

Established in 1892 and headquartered in Mentone, Indiana, Kosciusko, through its wholly-owned subsidiary Farmers State Bank, serves northeast Indiana with five full-service banking locations.  As of December 31, 2015, Kosciusko had total assets of approximately $148.2 million and total equity of $16.5 million, translating to an equity to asset ratio of 11.1%.

Horizon Bancorp is a community bank holding company headquartered in Michigan City, Indiana with total assets of $2.7 billion as of December 31, 2015.  Horizon Bancorp’s wholly-owned subsidiary, Horizon Bank, NA (“Horizon Bank”), still operates under its original charter, dating back to 1873, with forty-six offices extending throughout northern and central Indiana and southwestern and central Michigan.

“We are enthusiastic about this merger, as it is consistent with Horizon’s philosophy of partnering with banks that hold core values similar to ours and a commitment to serving their local communities,” said Horizon’s Chairman and Chief Executive Officer, Craig M. Dwight.  “Farmers State Bank was founded with the goal of People First Banking, which complements Horizon’s value of customers being our #1 focus.  Horizon will add value to Farmers State Bank’s customer base through our customer service guarantees, extensive product menu and on-line banking services.  In addition, Farmers State Bank’s agricultural, business banking and mortgage lending services align well with Horizon’s primary revenue streams.  We believe our complementary product offerings and commitment to engaging the local community is a winning combination for our shareholders, employees, customers and the community at large.”

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Dwight further explained that the Kosciusko merger provides an excellent complement to Horizon’s existing branch locations in the vibrant northeast Indiana market. “We believe increasing our presence in this region will provide Horizon with substantial growth opportunities and the ability to attract and retain seasoned bankers, which are key components to our future success,” Dwight commented.

“Farmers State Bank’s experienced team of community bankers, with a shared philosophy of providing exceptional customer service and commitment to the community, will enhance Horizon’s franchise value,” continued Dwight.  Horizon has a track record of establishing local advisory boards to maintain the pulse of the local community.  Dwight indicated that such an advisory board will be established for Kosciusko County following the merger.

Greg Maxwell, President and Chief Executive Officer of Farmers State Bank stated, “We are pleased with the opportunity to partner with the Horizon Bank family and the increased opportunities this provides our customers, employees and the communities we serve.  Horizon’s demonstrated commitment to preserve true community banking, which means local decision-making, retention of local staff, commitment to community involvement, and personal one-on-one service, will be keys to our joint and future success.”

The transaction is expected to be completed in the second quarter of 2016, subject to approval by bank regulatory authorities and the shareholders of Kosciusko, as well as the satisfaction of other customary closing conditions. Farmers State Bank will be merged into Horizon Bank, and the combined operations will be continued under the Horizon Bank name.

Horizon Bancorp was advised by Raymond James & Associates, Inc. and the law firm of Barnes & Thornburg, LLP.  Kosciusko was advised by Austin Associates, LLC and the law firms of Rockhill Pinnick LLP and Shumaker, Loop & Kendrick, LLP.

About Horizon Bancorp
Horizon Bancorp is a locally owned, independent, commercial bank holding company serving northern and central Indiana and southwest and central Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

About Kosciusko Financial, Inc.
Kosciusko Financial, Inc. is an Indiana corporation headquartered in Mentone, Indiana with Farmers State Bank as its wholly owned subsidiary.  Farmers State Bank was founded in 1892 and offers a full range of banking and trust services with five branch locations serving northeast Indiana.  Farmers State Bank may be reached online at wwwfsbanking.com.

Additional Information
In connection with the proposed merger, Horizon will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of Kosciusko Financial, Inc and a Prospectus of Horizon, as well as other relevant documents concerning the proposed transaction. Shareholders and investors are urged to read the registration statement and the proxy statement/prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

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The proxy statement/prospectus and other relevant materials (when they become available), and any other documents Horizon has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents Horizon has filed with the SEC in two ways, either (i) by contacting Dona Lucker, Shareholder Relations Officer, 515 Franklin Square, Michigan City, Indiana 46360, telephone: (219) 874-9272 or via a request form available on Horizon’s website at www.horizonbank.com under the tab “About Us – Investor Relations – Other Information – Information Request,” or (ii) at www.horizonbank.com under the tab “About Us – Investor Relations – Documents – SEC Filings.” The information available through Horizon’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings Horizon makes with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Horizon and Kosciusko and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Kosciusko in connection with the proposed merger. Information about the directors and executive officers of Horizon is set forth in Horizon’s Annual Report on Form 10-K filed with the SEC on March 13, 2015, and in the proxy statement for Horizon’s 2015 annual meeting of shareholders, as filed with the SEC within a Registration Statement on Form S-4/A on May 22, 2015. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph

Forward Looking Statements
This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

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Horizon Contact Information:	Kosciusko Contact Information:

Craig M. Dwight	J. Gregory Maxwell
Chairman and Chief Executive Officer	President and Chief Executive Officer
Phone: (219) 873-2725	Phone: (574) 265-2526
Fax: (219) 874-9280
Lindy Breeden
Mark E. Secor	Executive Vice President and
Chief Financial Officer	Chief Credit Officer
Phone: (219) 873-2611	Phone: (574) 353-7521
Fax: (219) 874-9280

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